As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-168831 Registration No. 333-177994

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S–8 REGISTRATION STATEMENT NO. 333-168831

FORM S–8 REGISTRATION STATEMENT NO. 333-177994

UNDER
THE SECURITIES ACT OF 1933

EXAMWORKS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2909425 I.R.S. Employer Identification No.)

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, GA
(Address of Principal Executive Offices)(Zip Code)

ExamWorks Group, Inc. Amended and Restated 2008 Stock Incentive Plan
(Full titles of the plans)

J. Miguel Fernandez de Castro
Senior Executive Vice President and Chief Financial Officer
ExamWorks Group, Inc.

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, GA 30305

(404) 952-2400

(Name, address, and telephone number of agent for service)

Copy to:

Reinaldo Pascual
Paul Hastings LLP
1170 Peachtree Street, N.E., Suite 100
Atlanta, GA 30309
(404) 815-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

 DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by ExamWorks Group, Inc., a Delaware corporation (the “Company”), to remove from registration all shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) registered under: (i) Registration Statement No. 333-168831 on Form S-8, filed by the Company on November 9, 2011 (the “2010 Registration Statement”); and (ii) Registration Statement No. 333-177994 on Form S-8, filed by the Company on November 15, 2011 (the “2011 Registration Statement,” and, together with the 2010 Registration Statement, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), each pertaining to the registration of the Shares offered under ExamWorks Group, Inc. Amended and Restated 2008 Stock Incentive Plan.

On April 26, 2016, the Company entered into an Agreement and Plan of Merger with Gold Parent, L.P., a Delaware limited partnership (“Parent”), and Gold Merger Co, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective July 27, 2016, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27th day of July, 2016.

ExamWorks Group, Inc.

By: /s/ J. Miguel Fernandez de Castro Name: J. Miguel Fernandez de Castro Title: Senior Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.